Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

eBay Inc.

eBay Inc., a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

A. The name of the corporation is eBay Inc. The date of the filing of its original certification of incorporation with the Secretary of State was March 13, 1998.

B. This amended and restated certificate of incorporation amends, restates and integrates the certificate of incorporation of said corporation and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware by the favorable vote of the holders of a majority of the outstanding stock entitled to vote thereon.

C. The text of the certificate of incorporation is hereby amended and restated to read herein as set forth in full.

ARTICLE I

The name of the corporation is eBay Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 160 Greentree Drive, Suite 101, City of Dover 19904, County of Kent. The name of its registered agent at that address is National Registered Agents, Inc.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

The total number of shares of all classes of stock which the corporation has the authority to issue is Three Billion Five Hundred Ninety Million (3,590,000,000) shares, consisting of two classes: Three Billion Five Hundred Eighty Million (3,580,000,000) shares of Common Stock, $0.001 par value per share, and Ten Million (10,000,000) shares of Preferred Stock, $0.001 par value per share.

The Board of Directors is authorized, subject to any limitations prescribed by the law of the State of Delaware, to provide for the issuance of the shares of Preferred Stock in one or more series, and, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding). The number of authorized shares of Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the corporation entitled to vote, unless a vote of any other holders is required pursuant to a Certificate or Certificates establishing a series of Preferred Stock.

Except as otherwise expressly provided in any Certificate of Designation designating any series of Preferred Stock pursuant to the foregoing provisions of this Article IV, any new series of Preferred Stock may be designated, fixed and determined as provided herein by the Board of Directors without approval of the holders of Common Stock or the holders of Preferred Stock, or any series thereof, and any such new series may have powers, preferences and rights, including, without limitation, voting rights, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, the Preferred Stock, or any future class or series of Preferred Stock or Common Stock.

ARTICLE V

The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.

ARTICLE VI

A. Election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

B.1. Subject to the last sentence of this Section B.1. and the provisions of B.2. below, the directors, other than those who may be elected by the holders of Preferred Stock under specified circumstances, shall be divided into three classes with the term of office of the first class (Class I) to expire at the annual meeting of the stockholders held in 1999; the term of office of the second class (Class II) to expire at the annual meeting of stockholders held in 2000; the term of office of the third class (Class III) to expire at the annual meeting of stockholders held in 2001; and thereafter for each such term to expire at each third succeeding annual meeting of stockholders after such election. All directors shall hold office until the expiration of the term for which elected and until their respective successors are duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service as a director. At each annual meeting of stockholders commencing with the annual meeting held in 2012, directors elected to succeed those directors whose terms then expire shall be elected at such meeting to hold office for a term expiring at the third annual meeting of stockholders following the annual meeting of stockholders held in 2012 and until their respective successors are duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service as a director.

B.2. Commencing with the third annual meeting of stockholders following the annual meeting of stockholders held in 2012, the foregoing classification of the Board of Directors shall cease. At the third annual meeting of stockholders following the annual meeting of stockholders held in 2012 and at each annual meeting of stockholders thereafter, each nominee for director shall stand for election to a one-year term expiring at the next annual meeting of stockholders and until their respective successors are duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service as a director.

C. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause may be filled (a) by a majority of the directors, although less than a quorum, or (b) by a sole remaining director, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders at which the term of office of the class to which they have been elected expires, and until their respective successors are elected, except in the case of the death, resignation, or removal of any director. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D. Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

E. Subject to the terms of any class or series of Preferred Stock and except as required by law, special meetings of the stockholders of the corporation may be called only by: (i) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption); (ii) the Chairman of the Board; (iii) the Chief Executive Officer; or (iv) the Secretary of the corporation upon the written request of one or more stockholders of record of the corporation that together have continuously held, for their own account or on behalf of others, beneficial ownership of at least a twenty-five percent (25%) “net long position” of the outstanding common stock of the corporation for at least 30 days prior to the date of such request and who have delivered such requests in accordance with and subject to the procedures and conditions and any other provisions set forth in the bylaws of the corporation (as amended from time to time), including any limitations set forth in the bylaws of the corporation on the ability to make such a request for such a special meeting and any provisions as to the determination and calculation of such twenty-five percent (25%) “net long position” for such 30 day period.

ARTICLE VII

A. To the fullest extent permitted by law, no director of the corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the Delaware General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

B. To the fullest extent permitted by applicable law, this corporation is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders, and others.

C. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of eBay Inc. has been signed and attested as of this 27th day of April, 2012.

/s/ John J. Donahoe
John J. Donahoe,
President and Chief Executive Officer

ATTEST:

/s/ Michael R. Jacobson
Michael R. Jacobson, Secretary